Exhibit 3.12

OPERATING AGREEMENT

OF

DT MANAGEMENT LLC,

an Arizona limited liability company

This Operating Agreement (this “Agreement”) of DT Management LLC, an Arizona limited liability company (the “Company”), dated as of October 24, 2007, is entered into by Doubletree Hotels LLC, an Arizona limited liability company (“Doubletree”), as the sole member, to govern the affairs of the Company and the conduct of its business.

Articles of Organization were filed with the Arizona Corporation Commission on October 22, 2007. Doubletree desires to organize the Company under the Arizona Limited Liability Company Act (A.R.S. § 29-601, et seq.) as amended from time to time (the “Act”), and hereby agrees as follows:

SECTION 1. FORMATION, NAME AND PURPOSE

1.1 Formation. Pursuant to the Act, an Arizona limited liability company has been formed effective upon the filing of the Articles of Organization of the Company with the Arizona Corporation Commission. Doubletree shall perform all filing, publication and other acts as are necessary or appropriate to complete formation and permit operation of the Company under the Act.

1.2 Name. The name of the limited liability company is “DT Management LLC.”

1.3 Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

1.4 Registered Office. The address of the registered office of the Company in the State of Arizona is c/o Corporation Service Company, 2338 W. Royal Palm Road, Suite J, Phoenix, AZ 85021.

1.5 Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Arizona is Corporation Service Company, 2338 W. Royal Palm Road, Suite J, Phoenix, AZ 85021.

1.6 Members. The names and the addresses of the Members are set forth on Schedule A (the “Members”; or, individually, each a “Member”) as may be amended.

SECTION 2. MANAGEMENT

2.1 Rights and Powers. The business and affairs of the Company shall be managed by the Members. The Members shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members under the laws of the State of Arizona. The Members and each officer of the Company with a title of Senior Managing Director, Managing

Director, President, Vice President, Principal, Secretary, Treasurer, Assistant Secretary or Assistant Treasurer shall be authorized to execute, deliver and file, or cause the execution, delivery and filing of any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business. The Members shall be authorized to execute, deliver and file, or cause the execution, delivery and filing of all certificates (and any amendments and/or restatements thereof) required or permitted by the Act to be filed with the Arizona Corporation Commission.

2.2 Officers. The Company may employ and retain persons as may be necessary or appropriate for the conduct of the Company’s business, including employees and agents who may be designated as officers with titles, including, but not limited to, “Senior Managing Director”, “Managing Director”, “President”, “Vice President”, “Principal”, “Treasurer”, “Secretary”, “Assistant Treasurer”, “Assistant Secretary”, “Director” and “Manager”, as and to the extent authorized by the Members and with such powers as authorized by the Members.

2.3 Liability of Members. The Members shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.

2.4 Indemnification of Members. The Company (the “Indemnitor”) shall indemnify and hold harmless the Members, their affiliates and subsidiaries, and all officers, directors, partners, employees, and agents of any of the foregoing (each, an “Indemnitee”) to the full extent permitted by law from and against any and all losses, claims, demands, costs, damages, liabilities, joint and several, expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved as a party or otherwise, arising from, or in connection with, the performance of any action by such Indemnitee for, on behalf of, or otherwise in connection with, the Company.

SECTION 3. CAPITAL CONTRIBUTIONS; PERCENTAGE INTEREST

The Members shall make an initial contribution to the Company in an amount approved by the Members. No Member shall be required or permitted to make any additional contributions without the consent of all of the Members. The percentage interest of each Member in the Company shall be as set forth in the books and records of the Company, as amended from time to time.

SECTION 4. PROFITS; LOSSES AND DISTRIBUTIONS

4.1 Allocation of Profits and Losses. All items of income, gain, loss, deductions and credit for tax purposes shall be allocated to each Member pro rata in accordance with such Member’s percentage interest in the Company as set forth in the books and records of the Company, as amended from time to time.

4.2 Distributions. Distributions shall be made to the Members at the times and in the aggregate amounts determined by the Members.

SECTION 5. RIGHTS AND OBLIGATIONS OF MEMBERS

5.1 Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the consent of the Members.

5.2 Assignments. A Member may sell, assign, encumber or otherwise transfer in whole or in part its limited liability company interest at any time to any person or entity without the consent of any other person or entity. If a Member transfers its limited liability company interest in the Company, the transferee shall be admitted to the Company as a member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, as this Agreement may be amended or restated, which instrument may be a counterpart signature page to this Agreement or a restatement thereof. If a Member transfers all of its limited liability company interest in the Company, such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor Member shall cease to be a member of the Company. Notwithstanding anything in this Agreement to the contrary, any successor to a Member by merger or consolidation shall, without further act, be a Member hereunder without any action by any person or entity, and such merger or consolidation shall not constitute an assignment for purposes of this Agreement and the Company shall continue without dissolution.

5.3 Resignation. A Member may resign from the Company without obtaining the prior consent of the other Members.

SECTION 6. DISSOLUTION AND TERMINATION

6.1 Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (a) December 31, 2058, (b) the written consent of the Members, (c) the entry of a decree of judicial dissolution under Section 29-785 of the Act, (d) the filing of a certificate of dissolution by the Arizona Corporation Commission under Section 29-786 of the Act, or (e) at any time there are no members of the Company, unless the Company is continued in accordance with the Act. Upon the dissolution of the Company, the Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its business, but its separate existence shall continue until Articles of Termination have been filed with the Arizona Corporation Commission or until a court of competent jurisdiction enters a decree dissolving the Company.

6.2 Liquidation. Upon dissolution pursuant to Section 6.1, the Company’s business and assets shall be liquidated in an orderly manner. The Members or their designees shall be the liquidators to wind up the affairs of the Company. In performing their duties, the liquidators are authorized to sell, distribute, exchange or otherwise dispose of Company assets in accordance with the Act in any manner that the liquidators shall determine.

6.3 Articles of Termination. When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made for payment and all of the remaining property and assets have been distributed to the Members, Articles of Termination shall be executed and filed with the Arizona Corporation Commission.

SECTION 7. MISCELLANEOUS PROVISIONS

7.1 Amendments. This Agreement may be amended only by written instrument executed by all of the Members.

7.2 Benefits of Agreement. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of any Member.

7.3 Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Arizona, all rights and remedies being governed by said laws.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date first above written.

Doubletree Hotels LLC, an Arizona limited liability company

By:	/s/ K. Allen Anderson
Name: K. Allen Anderson
Title: Vice President

Schedule A

Members

Name	Address

Doubletree Hotels LLC	9336 Civic Center Dr.
Beverly Hills, CA 90210